CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,824,320	$896.67

PRICING SUPPLEMENT NO. 230 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated March 2, 2012

JPMorgan Chase & Co. Trigger Phoenix Autocallable Optimization Securities

$2,609,200 Linked to the iShares® Russell 2000 Index Fund due on March 7, 2013
$1,907,100 Linked to the iShares® MSCI Emerging Markets Index Fund due on March 7, 2013
$3,308,020 Linked to the SPDR® S&P® Metals & Mining ETF due on March 7, 2013

Investment Description

Trigger Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each a “Security” and collectively, the “Securities”) linked to the performance of a specific exchange-traded fund (the “Fund”). If the closing price of one share of the applicable Fund on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-6-I under “General Terms of Securities — Anti-Dilution Adjustments”), JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the applicable Fund on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the applicable Final Price is equal to or greater than the applicable Trigger Price (which is the same price as the applicable Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Securities, in addition to the applicable Contingent Coupon. If the applicable Final Price is less than the applicable Trigger Price, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the applicable Contingent Coupon otherwise due for the applicable quarterly Observation Date if the closing price of the applicable Fund on any quarterly Observation Date is equal to or greater than the applicable Initial Price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the closing price of one share of the applicable Fund on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.
❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the applicable Fund does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity, in addition to the applicable Contingent Coupon. If the price of the applicable Fund closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	March 2, 2012
Settlement Date	March 7, 2012
Observation Dates[1]	Quarterly (see page 4)
Final Valuation Date[1]	March 1, 2013
Maturity Date[1]	March 7, 2013
[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities — Automatic Call Feature” and “Description of Securities — Postponement of a Payment Date” in the accompanying product supplement no. UBS-6-I.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-6-I AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

This pricing supplement relates to three (3) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Fund. You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Security linked to a basket of some or all of the Funds described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three (3) Security offerings is linked to a different Fund, and each of the three (3) Security offerings has a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier. The performance of each Security offering will not depend on the performance of any other Security offering.

Fund	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
iShares® Russell 2000 Index Fund	10.50% per annum	$80.25	$60.19, which is 75% of the Initial Price	$60.19, which is 75% of the Initial Price	48126B236	US48126B2363
iShares® MSCI Emerging Markets Index Fund	10.00% per annum	$44.64	$33.48, which is 75% of the Initial Price	$33.48, which is 75% of the Initial Price	48126B244	US48126B2447
SPDR® S&P® Metals & Mining ETF	13.90% per annum	$51.44	$36.01, which is 70% of the Initial Price	$36.01, which is 70% of the Initial Price	48126B228	US48126B2280

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this pricing supplement. Each Security we are offering will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-6-I dated January 10, 2012, underlying supplement no. 1-I dated November 14, 2011 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-6-I, will supersede the terms set forth in product supplement no. UBS-6-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-6-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
iShares® Russell 2000 Index Fund	$2,609,200	$10	$39,138.00	$0.15	$2,570,062.00	$9.85
iShares® MSCI Emerging Markets Index Fund	$1,907,100	$10	$28,606.50	$0.15	$1,878,493.50	$9.85
SPDR® S&P® Metals & Mining ETF	$3,308,020	$10	$49,620.30	$0.15	$3,258,399.70	$9.85

(1)	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-23 of the accompanying product supplement no. UBS-6-I.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

This pricing supplement relates to three (3) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Fund. The purchaser of a Security will acquire a security linked to a single Fund (not to a basket or index that includes the other Funds). You may participate in any of the three (3) Security offerings or, at your election, in two or more of the offerings. While each Security offering relates only to a single Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Fund (or any other Fund) or as to the suitability of an investment in the Securities.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-6-I dated January 10, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto dated February 28, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-6-I and underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-6-I dated January 10, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000196/e46867_424b2.pdf

t	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Fund.

t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe the applicable Fund will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

t	You believe the applicable Fund will close at or above the applicable Initial Price on one of the specified Observation Dates.

t	You understand and accept that you will not participate in any appreciation in the price of the applicable Fund and that your potential return is limited to the applicable Contingent Coupons.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Fund.

t	You are willing to invest in the Securities based on the per annum Contingent Coupon Rate of 10.50% for Securities linked to the iShares® Russell 2000 Index Fund, 10.00% for Securities linked to the iShares® MSCI Emerging Markets Index Fund and 13.90% for Securities linked to the SPDR® S&P® Metals & Mining ETF.

t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Fund.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 12 months.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Fund.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe that the price of the applicable Fund will decline during the term of the Securities and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Trigger Price on the Final Valuation Date.

t	You seek an investment that participates in the full appreciation in the price of the applicable Fund or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Fund.

t	You are not willing to invest in the Securities based on the per annum Contingent Coupon Rate of 10.50% for Securities linked to the iShares® Russell 2000 Index Fund, 10.00% for Securities linked to the iShares® MSCI Emerging Markets Index Fund and 13.90% for Securities linked to the SPDR® S&P® Metals & Mining ETF.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Fund.

t	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-6-I and “Risk Factors” in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Final Terms

Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Fund	iShares® Russell 2000 Index Fund
iShares® MSCI Emerging Markets Index Fund
SPDR® S&P® Metals & Mining ETF

Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	12 months, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the closing price of one share of the applicable Fund on any Observation Date is equal to or greater than the applicable Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date.
Contingent Coupon

If the closing price of one share of the applicable Fund is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price of one share of the applicable Fund is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date and the relevant Contingent Coupon for each Security. The table below reflects the Contingent Coupon Rate of (i) 10.50% per annum for Securities linked to the iShares® Russell 2000 Index Fund, (ii) 10.00% per annum for Securities linked to the iShares® MSCI Emerging Markets Index Fund and (iii) 13.90% per annum for Securities linked to the SPDR® S&P® Metals & Mining ETF.

		Contingent Coupon (per $10 Security)
Observation Dates[2]	Coupon Payment Dates[1]	iShares® Russell 2000 Index Fund	iShares® MSCI Emerging Markets Index Fund	SPDR® S&P® Metals & Mining ETF
June 4, 2012	June 6, 2012	$0.2625	$0.2500	$0.3475
September 4, 2012	September 6, 2012	$0.2625	$0.2500	$0.3475
December 3, 2012	December 5, 2012	$0.2625	$0.2500	$0.3475
March 1, 2013	March 7, 2013	$0.2625	$0.2500	$0.3475
(Final Valuation Date)	(Maturity Date)
Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Fund is less than the applicable Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is (i) 10.50% per annum for Securities linked to the iShares® Russell 2000 Index Fund, (ii) 10.00% per annum for Securities linked to the iShares® MSCI Emerging Markets Index Fund and (iii) 13.90% per annum for Securities linked to the SPDR® S&P® Metals & Mining ETF.
Coupon Payment Dates[1]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[1]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Price is equal to or greater than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Security equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the applicable Final Price is less than the applicable Trigger Price and the applicable Coupon Barrier, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security resulting in a loss on your principal amount proportionate to the negative Fund Return, equal to:

$10 × (1 + Fund Return)

Fund Return	Final Price – Initial Price
Initial Price
Initial Price[2]	$80.25 for Securities linked to the iShares® Russell 2000 Index Fund, $44.64 for Securities linked to the iShares® MSCI Emerging Markets Index Fund and $51.44 for Securities linked to the SPDR® S&P® Metals & Mining ETF, which are the closing prices of one share of the respective Funds on the Trade Date
Final Price[1,2]	The closing price of one share of the applicable Fund on the Final Valuation Date
Share Adjustment Factor[2]	Set equal to 1.0 on the Trade Date
Trigger Price[2]	For Securities linked to the iShares® Russell 2000 Index Fund:
$60.19, which is 75% of its Initial Price
For Securities linked to the iShares® MSCI Emerging Markets Index Fund:
$33.48, which is 75% of its Initial Price
For Securities linked to the SPDR® S&P® Metals & Mining ETF:
$36.01, which is 70% of its Initial Price
Coupon Barrier[2]	For Securities linked to the iShares® Russell 2000 Index Fund:
$60.19, which is 75% of its Initial Price
For Securities linked to the iShares® MSCI Emerging Markets Index Fund:
$33.48, which is 75% of its Initial Price
For Securities linked to the SPDR® S&P® Metals & Mining ETF:
$36.01, which is 70% of its Initial Price

[1]	See footnote 1 under “Key Dates” on the front cover
[2]	Subject to adjustment upon the occurrence of certain events affecting the applicable Fund as described under “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-6-I. The Trigger Price and Coupon Barrier for each Fund has been rounded up to the nearest cent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-6-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. UBS-6-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to conclude that Contingent Coupons are not subject to U.S. withholding tax, a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-6-I and the “Risk Factors” section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Fund has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Fund from its Initial Price to its Final Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Fund Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Price is less than the Initial Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Fund.

t	You Are Not Guaranteed Any Contingent Coupons: We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the applicable Fund on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Fund is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.

t	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Applicable Fund: The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Fund, which may be significant. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you will not participate in any appreciation in the price of the applicable Fund even though you will be subject to the applicable Fund’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the applicable Fund. In addition, if the Securities are not called and the applicable Final Price is below the applicable Trigger Price, you will have a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.

t	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security plus the applicable Contingent Coupon, or if the price of the applicable Fund closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the applicable Fund from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Securities to maturity.

t	The Probability That the Applicable Final Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Fund: “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Fund. Greater expected volatility with respect to the applicable Fund reflects a higher expectation as of the Trade Date that the price of that Fund could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more Contingent Coupons or below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Contingent Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a Fund’s volatility can change significantly over the term of the Securities. The price of the applicable Fund for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.

t	Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	Reinvestment Risk: If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

t	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. UBS-6-I for additional information about these risks.

t	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Fund on the Applicable Observation Date: Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Fund on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Fund on the applicable Observation Date, if that closing price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Fund was higher on other days during the period before that Observation Date.

t	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Coupon Payment Date, Call Settlement Date or at maturity, if any, described in this pricing supplement is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	Investing in the Securities Is Not Equivalent to Investing in the Applicable Fund or the Stocks Composing the Applicable Fund: Investing in the Securities is not equivalent to investing in the applicable Fund or the stocks held by the applicable Fund. As an investor in the Securities, you will not have any ownership interest or rights in the applicable Fund or the stocks held by the applicable Fund, such as voting rights, dividend payments or other distributions.

t	Your Return on the Securities Will Not Reflect Dividends on the Applicable Fund or the Stocks Composing the Applicable Fund: Your return on the Securities will not reflect the return you would realize if you actually owned the applicable Fund or the stocks held by the applicable Fund and received the dividends on the applicable Fund or those stocks. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference the closing price of one share of the applicable Fund on the Observation Dates without taking into consideration the value of dividends on the applicable Fund or the stocks held by the applicable Fund.

t	No Assurances That the Investment View Implicit in the Securities Will Be Successful: While the Securities are structured to provide for Contingent Coupons if the applicable Fund does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.

t	Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	The Anti-Dilution Protection for the Applicable Fund Is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for the applicable Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the applicable Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

t	There Are Risks Associated with the Applicable Fund: Although shares of the applicable Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the applicable Fund or that there will be liquidity in the trading market. The applicable Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the applicable Fund, and consequently, the value of the Securities.

t	Differences Between the Applicable Fund and its Underlying Index: The applicable Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the applicable Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the applicable Fund and its underlying index. Finally, because the shares of the applicable Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the applicable Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of the applicable Fund may not correlate with the performance of its underlying index.

t	Hedging and Trading in the Applicable Fund: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the applicable Fund or instruments related to the applicable Fund. We or our affiliates may also trade in the applicable Fund or instruments related to the applicable Fund from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment of any Contingent Coupon and our payment to you at maturity if not previously called. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Fund and could affect the value of the applicable Fund, and therefore the market value of the Securities.

t	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Chase & Co. Impact on Market Price of Applicable Fund: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Fund may adversely affect the market price of the applicable Fund and, therefore, the market value of the Securities.

t	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Fund on an Observation Date, determining if the Securities are to be automatically called, determining if a Contingent Coupon is payable, calculating the applicable Fund Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, on any Coupon Payment Date, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Securities — Market Disruption Events” in the accompanying product supplement no. UBS-6-I.

t	Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the applicable Fund and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-6-I.

Risks Relating to Securities Linked to the iShares® Russell 2000 Index Fund

t	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks: The equity securities held by the Fund and included in the Underlying Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Risks Relating to Securities Linked to the iShares® MSCI Emerging Markets Index Fund

t	Non-U.S. Securities Risk: The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

t	Emerging Markets Risk: The equity securities underlying the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Fund and the Securities.

t	Currency Exchange Risk: Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in these currencies in the Fund. If, taking into account the weighting, the U.S. dollar strengthens against these currencies, the net asset value of the Fund will be adversely affected and the payment on any Coupon Payment Date, Call Settlement Date or at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of government surpluses or deficits in issuing countries of these currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of these currencies and the United States and other countries important to international trade and finance.

Risks Relating to Securities Linked to the SPDR® S&P® Metals & Mining ETF

t	An Investment in the Securities is Subject to Risks Associated with the Metals and Mining Industry: All or substantially all of the equity securities held by the Fund are issued by companies whose primary lines of business are directly associated with the metals and mining industry. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The metals and mining industry can be significantly affected by international political and economic developments, energy conservation, the success of exploration projects, commodity prices and tax and other government regulations. Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections. If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically. In addition, competitive pressures and the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies. These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation. Such companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims. These factors could cause a downturn in the metals and mining industry and could cause the value of the equity securities held by the Fund and the price of the Fund to decline during the term of the Securities.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Contingent Coupon Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Fund with the following assumptions* (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months (unless earlier called)
Initial Price:	$50.00
Contingent Coupon Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Price)
Coupon Barrier:	$40.00 (which is 80.00% of the hypothetical Initial Price)

*	The actual Contingent Coupon Rate and other terms for each Security were set on the Trade Date and may be generally different from the hypothetical terms set forth above. The actual value of any Contingent Coupon payments you will receive over the term of the Securities and the actual Trigger Price and Coupon Barrier applicable to your Securities may be different from the hypothetical terms set forth above, and the actual value of the payment upon automatic call or at maturity may be more or less than the amounts displayed in these hypothetical scenarios. The actual terms for each Security were set on the Trade Date and are specified on the cover of this pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Fund. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)
	Total Payment:	$10.15 (1.50% return)

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon for a 1.50% total return on the Securities.

Example 2 — Securities Are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$55.00 (at or above Initial Price)	$10.15 (Payment upon Automatic Call)
	Total Payment:	$10.45 (4.50% return)

Because the Securities are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.30 received in respect of prior Observation Dates, we will have paid you a total of $10.45 per Security for a 4.50% total return on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or above the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$38.00 (below Coupon Barrier)	$0.00
Third Observation Date	$36.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$44.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.15 (Payment at Maturity)
	Total Payment:	$10.30 (3.00% return)

At maturity, we will pay you a total of $10.15 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.15 received in respect of prior Observation Dates, we will have paid you a total of $10.30 per Security for a 3.00% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Second Observation Date	$42.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.15 (Contingent Coupon)
Final Valuation Date	$35.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Fund Return) =
$10.00 × (1 + -30%) =
$10.00 × 70% =
$7.00 (Payment at Maturity)
	Total Payment:	$7.45 (-25.50% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $7.00 per Security. When that amount is added to the Contingent Coupon payments of $0.45 received in respect of prior Observation Dates, we will have paid you $7.45 per Security for a loss on the Securities of 25.50%.

Example 5 — Securities Are NOT Called and the Final Price is below the Trigger Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First Observation Date	$38.00 (below Coupon Barrier)	$0.00
Second Observation Date	$32.00 (below Coupon Barrier)	$0.00
Third Observation Date	$28.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$25.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Fund Return) =
		$10.00 × (1 + -50%) =
		$10.00 × 50% =
		$5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Securities are not called and the Final Price is below the Trigger Price and the Coupon Barrier, at maturity we will pay you $5.00 per Security for a loss on the Securities of 50.00%. Because there is no Contingent Coupon paid during the term of the Securities, that represents the total payment on the Securities.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Funds

Included on the following pages is a brief description of the Funds. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Fund. The information given below is for the four calendar quarters in each of 2007, 2008, 2009, 2010 and 2011. Partial data is provided for the first calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of any Fund as an indication of future performance.

The iShares® Russell 2000 Index Fund

The iShares® Russell 2000 Index Fund is an exchange-traded fund of the iShares® Trust, a registered investment company that consists of separate investment portfolios, and managed by BlackRock Fund Advisors, the investment adviser to the iShares® Russell 2000 Index Fund. The iShares® Russell 2000 Index Fund seeks investment results that, before expenses, generally correspond to the price and yield performance of the Russell 2000® Index, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Index Fund. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about the iShares® Russell 2000 Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the iShares® Russell 2000 Index Fund, see the information set forth under “Fund Descriptions — The iShares® Russell 2000 Index Fund” in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the iShares® Russell 2000 Index Fund

The following table sets forth the quarterly high and low closing prices of one share of the iShares® Russell 2000 Index Fund, based on daily closing prices as reported by Bloomberg. The closing price of one share of the iShares® Russell 2000 Index Fund on March 2, 2012 was $80.25. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$82.39	$75.17	$79.51
4/1/2007	6/30/2007	$84.79	$79.75	$82.96
7/1/2007	9/30/2007	$85.74	$75.20	$80.04
10/1/2007	12/31/2007	$84.18	$73.02	$75.92
1/1/2008	3/31/2008	$75.12	$64.30	$68.51
4/1/2008	6/30/2008	$76.17	$68.47	$69.03
7/1/2008	9/30/2008	$75.20	$65.50	$68.39
10/1/2008	12/31/2008	$67.02	$38.58	$49.27
1/1/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/1/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/1/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/1/2011	12/31/2011	$76.45	$60.97	$73.69
1/1/2012	3/2/2012*	$83.03	$74.56	$80.25

*	As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through March 2, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the iShares® Russell 2000 Index Fund from May 29, 2002 through March 2, 2012, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Coupon Barrier and Trigger Price, equal to 75% of the closing price on March 2, 2012.

Past performance of the Fund is not indicative of the future performance of the Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets Index Fund. The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI Inc. Since that date, Israel is no longer included in the MSCI Emerging Markets Index. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about the iShares® MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents For additional information about the iShares® MSCI Emerging Markets Index Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the iShares® MSCI Emerging Markets Index Fund

The following table sets forth the quarterly high and low closing prices of one share of the iShares® MSCI Emerging Markets Index Fund, based on daily closing prices as reported by Bloomberg Financial Markets. The closing price of one share of the iShares® MSCI Emerging Markets Index Fund on March 2, 2012 was $44.64. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$39.53	$35.03	$38.75
4/1/2007	6/30/2007	$44.42	$39.13	$43.82
7/1/2007	9/30/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/1/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/1/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/1/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/1/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/31/2011	$42.80	$34.36	$37.92
1/1/2012	3/2/2012*	$44.64	$38.23	$44.64

*	As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through March 2, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the iShares® MSCI Emerging Markets Index Fund, based on the daily historical closing prices of one share of the Fund from August 27, 2003 through March 2, 2012. The historical prices set forth in the graph below have been adjusted for 3-for-1 stock splits that went effective on June 9, 2005 and July 24, 2008. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Coupon Barrier and Trigger Price, equal to 75% of the closing price on March 2, 2012.

Past performance of the Fund is not indicative of the future performance of the Fund.

The SPDR® S&P® Metals & Mining ETF

The SPDR® S&P® Metals & Mining ETF is an exchange-traded fund of SPDR® Series Trust, which is a registered investment company that consists of numerous separate investment portfolios. SSgA Funds Management, Inc. (“SSFM”) is the investment adviser for the SPDR® S&P® Metals & Mining ETF. The SPDR® S&P® Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry Index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Metals & Mining ETF. The S&P Metals & Mining Select Industry Index is an equal-weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about SPDR® Series Trust, SSgA Funds Management, Inc. and the SPDR® S&P® Metals & Mining ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at http://www.spdrs.com. Information contained on these websites is not incorporated by reference in, and should not be considered a part of, this pricing supplement. For additional information about the SPDR® S&P® Metals & Mining ETF, see the information set forth under “Fund Descriptions — SPDR® S&P® Metals & Mining ETF” in the accompanying underlying supplement no. 1-I.

Historical Information Regarding the SPDR® S&P® Metals & Mining ETF

The following table sets forth the quarterly high and low closing prices of one share of the SPDR® S&P® Metals & Mining ETF, based on daily closing prices as reported by Bloomberg Financial Markets. The closing price of one share of the SPDR® S&P® Metals & Mining ETF on March 2, 2012 was $51.44. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2007	3/31/2007	$57.49	$47.01	$57.21
4/1/2007	6/30/2007	$67.10	$58.10	$62.53
7/1/2007	9/30/2007	$67.76	$52.97	$63.70
10/1/2007	12/31/2007	$71.40	$61.21	$69.48
1/1/2008	3/31/2008	$77.53	$57.85	$70.01
4/1/2008	6/30/2008	$94.24	$71.36	$94.24
7/1/2008	9/30/2008	$92.77	$43.99	$47.08
10/1/2008	12/31/2008	$44.44	$17.37	$27.79
1/1/2009	3/31/2009	$32.49	$20.79	$25.14
4/1/2009	6/30/2009	$43.00	$26.36	$37.01
7/1/2009	9/30/2009	$49.62	$32.87	$45.64
10/1/2009	12/31/2009	$53.55	$42.35	$51.61
1/1/2010	3/31/2010	$58.73	$45.48	$56.81
4/1/2010	6/30/2010	$59.95	$45.69	$45.69
7/1/2010	9/30/2010	$53.81	$44.73	$53.48
10/1/2010	12/31/2010	$69.01	$53.09	$68.78
1/1/2011	3/31/2011	$74.28	$65.53	$74.28
4/1/2011	6/30/2011	$76.48	$62.77	$69.41
7/1/2011	9/30/2011	$71.80	$44.82	$44.82
10/1/2011	12/31/2011	$58.99	$41.88	$48.99
1/1/2012	3/2/2012*	$56.78	$51.11	$51.44

*	As of the date of this pricing supplement available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through March 2, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the daily performance of the SPDR® S&P® Metals & Mining ETF, based on the daily historical closing prices of one share of the Fund from June 19, 2006 through March 2, 2012. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents the Coupon Barrier and Trigger Price, equal to 70% of the closing price on March 2, 2012.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-17 of the accompanying product supplement no. UBS-6-I.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.